Exhibit 99.1

Company Contacts:
Myles S. Odaniell	Randy C. Martin
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer
(314) 721-4242	(314) 721-4242
For Immediate Release
Monday, June 29, 2009
SPARTECH NAMES SENIOR VP AND CONTROLLER
ST. LOUIS, June 29, 2009 — Spartech Corporation (NYSE: SEH) announced today that Mr. Michael G. Marcely has been promoted to Senior Vice President Planning and Controller. Mr. Marcely has 20 years of experience in financial accounting and auditing, merger and acquisition transactions, and financial planning and analysis, the last six years with the Company.
Mr. Marcely has provided strong leadership in critical initiatives across the Company and significant contributions to our improved operating and cash flow performance. He will serve as the Principal Accounting Officer and lead all financial accounting, reporting, and planning and analysis efforts.
Spartech’s Executive Vice President of Corporate Development and Chief Financial Officer, Randy C. Martin commented, “Mike will be using his leadership skills to advance our progress to shared accounting services by the end of 2009, further expand our business intelligence reporting and analysis capabilities, and enhance the business planning and analysis skill sets throughout the Company.”
Prior to Spartech, Mr. Marcely was a senior manager in the Merger and Acquisition Transaction Support practice at Ernst & Young LLP, financial analyst and reporting manager at Emerson Electric, and spent his first six years at KPMG LLP. Marcely received his Masters in Business Administration from Washington University and BS in Accounting from St. Louis University.
About the Company
Spartech Corporation is a leading producer of engineered thermoplastic sheet materials, thermoformed packaging, polymeric compounds and concentrates, and engineered product solutions. The Company has facilities located throughout the United States, Canada, Mexico, and Europe.